Exhibit 99.1

Tel-Instrument Electronics Corp Mourns Loss of Director

CARLSTADT, N.J.--(BUSINESS WIRE)--June 8, 2010--Tel-Instrument Electronics Corp (“Tel”) (NYSE Amex: TIK). “It is with deep sadness that we announce to our shareholders the death of Robert J. Melnick who had served on our Board of Directors since 1998,” said Harold K. Fletcher, Tel’s Chairman of the Board and Chief Executive Officer.

“Bob’s contributions to helping develop and grow our Company were key to providing the basis to what promises to be a bright future for our Company. Tel’s Board of Directors, his family, and his many friends will miss his wisdom, his problem-solving ability, and his advice.”

Tel’s search for qualified directors will be intensified to help assure an attractive future outlook for our shareholders.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

The Company’s stock is traded in the American Stock Exchange under the symbol TIK.

CONTACT:
Tel-Instrument Electronics Corp
Mr. Joseph P. Macaluso, 201-933-1600